PROMISSORY NOTE

USD $4,200.00                                                                                              Date:  December 31, 2016

TO:  Edward Aruda

The undersigned, Vet Online Supply Inc. (the “Borrower”), HEREBY PROMISES TO PAY to the order of Edward Aruda no later than December 31, 2017 (the “Payment Date”), Four Thousand Two Hundred United States Dollars (USD $4,200.00) (the “Loan Amount”).  The Loan Amount shall accrue interest monthly at a rate of Ten (10%) percent per annum.  Interest shall be due and payable on the Payment Date.

Amounts advanced by Mr. Aruda up to December 31, 2016 are detailed below:

$ 1,600.00	October 13, 2016	Bank deposit
$ 2,600.00	October 20, 2016	Bank deposit
$ 4,200.00		Total

If suit is brought on this Note, or if it is placed in the hands of an attorney for collection, after any default in payment, the Borrower promises and agrees to pay all costs of collection, including lawyers’ fees, incurred thereby.

For value received, the Borrower waives presentment, demand, protest and notice of demand, protest and nonpayment and consents to any and all renewals and extensions of the time of payment hereof, binds himself to obligations under this Note as principals and not as sureties, and further agrees that at any time the terms of payment hereof may be modified or security released without affecting the liability of any part of this Note or any person liable or to become liable with respect to any indebtedness evidenced hereby.

/s/Edward Aruda
By: Edward Aruda
Vet Online Supply Inc.